EXHIBIT 99.1

NEWS RELEASE

HireRight, Inc. Reports Second Quarter 2008 Financial Results

•                  Service revenue for the second quarter increased 7.2% to $18.0 million from the second quarter of 2007

•                  Gross profit increased 10.3% year-over-year to $10.4 million for the second quarter, yielding a margin on service revenue of 57.8%, compared to 56.2% in second quarter of 2007

•                  Operating income, excluding pending merger related transaction costs, increased 4.6% to $3.3 million in the second quarter from $3.1 million in second quarter of 2007

IRVINE, CA, August 7, 2008 - HireRight, Inc. (NasdaqGM: HIRE), a leading provider of on-demand employment screening solutions, today announced financial results for the second quarter ended June 30, 2008.

Service revenue for the second quarter increased 7.2% to $18.0 million, compared to $16.8 million in the second quarter of 2007. Gross profit for the quarter rose to $10.4 million from $9.4 million in the prior year quarter. Gross profit as a percentage of service revenue rose to 57.8%, compared to 56.2% in the same quarter a year ago.

HireRight president and chief executive officer, Eric Boden, stated, “In the second quarter, in spite of the challenging economic environment, we executed well and exceeded expectations.  We are pleased with our new customer growth in the second quarter.  We plan to continue investing in initiatives to grow our customer base and extend our leadership position, which also should enhance our ability to deliver outstanding service and support to our existing customers.”

Operating income, excluding $1.2 million in financial advisory, legal advisory and ancillary costs relating to the pending merger transaction, increased 4.6% to $3.3 million from $3.1 million in the prior year period. Income from operations including the pending merger expenses was $2.1 million for the second quarter of 2008, compared to $3.1 million during the same prior year period.

The Company also recorded an impairment charge of $0.8 million in the second quarter of 2008 as a result of the current lack of liquidity in its auction rate securities portfolio due to current market conditions. As of December 31, 2007 the Company held auction rate securities with a par value of $37.6 million, and as of June 30, 2008 the balance decreased to a par value of $11.8 million as a result of sales and redemptions.

Net income was $1.2 million, or $0.10 per diluted share, a decrease from $1.9 million in the second quarter of 2007.  Excluding the foregoing pending merger related costs and the impairment charge, net income was $2.5 million, or $0.21 per diluted share, taking into consideration the tax-effect of these items. The adjusted net income amount represents an increase of $0.6 million from the second quarter of 2007. The effective tax rate for the second quarter of 2008 was approximately 32.5%.

Cash, equivalents, and investments totaled $58.0 million at the end of the second quarter of 2008, an increase from $55.4 million at the end of 2007. The increase was primarily due to operating earnings and additional interest income earned during the current six-month period.

Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.”

As previously reported, HireRight has entered into an agreement and plan of merger, as amended, with US Investigations Services, LLC (“USIS”) and a wholly-owned subsidiary of USIS (the “Merger Sub”) pursuant to which it is anticipated that the Merger Sub will merge with and into HireRight, and HireRight will become a wholly-owned subsidiary of USIS.  HireRight announced on July 25, 2008 that a record date and special meeting date have been established for the Company’s stockholders to consider and vote on the proposal to approve the agreement and plan of merger with USIS.  HireRight stockholders of record at the close of business on July 15, 2008 will be entitled to notice of the special meeting and to vote on the proposal.  The special meeting is scheduled to be held at 9:00 a.m. (PDT) on August 18, 2008 at HireRight’s principal executive offices located at 5151 California Avenue, Irvine, California 92617.  Consummation of the merger is subject to receipt of approval from HireRight’s stockholders, as well as satisfaction of customary closing conditions, and the merger is expected to be completed in the third quarter of 2008.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This message may contain forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, our expectations regarding our future financial condition and results of operations, any statements or implications regarding our future customer growth and the impact of our growth initiatives, our expectations regarding the consummation of the merger and impact of the merger.  Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, the various risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007 and our subsequent Form 10-Q filings, the risk that our business could suffer due to the uncertainty relating to the merger, the fact that the merger may not be consummated or may be delayed, and the general economic and political conditions and specific conditions that may impact our operations, including hiring trends. Further information on HireRight, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Additional Information about the Merger and Where to Find It

This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of HireRight, and it is not a substitute for any proxy statement or other filings that have been or may be made with the SEC should the proposed merger go forward.  In connection with the proposed merger, HireRight has filed a proxy statement with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE ENTIRE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. A definitive proxy statement and supplement thereto have been sent to the stockholders of HireRight. Investors and security holders may also obtain a free copy of the proxy statement and other documents filed by HireRight with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement and other documents filed by HireRight with the SEC may also be obtained by requesting them in writing from HireRight at 5151 California Avenue, Irvine, CA 92617, or by telephone at 949-428-5855.

Proxy Solicitation

HireRight and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of HireRight’s participants in such solicitation, including their respective security holdings, is set forth in HireRight’s proxy statement for such merger, which was filed with the Securities and Exchange Commission on July 25, 2008.

About HireRight

HireRight is a leading provider of on-demand employment background and drug screening solutions that help organizations efficiently implement, manage and control screening programs. Many companies, including 70 of the Fortune 500, trust HireRight because the company delivers customer-focused solutions that we believe provides greater efficiency and faster results. HireRight also provides pre-integrated employment screening services through enterprise e-recruiting solutions from top providers such as Oracle/PeopleSoft, Taleo, Vurv, ADP/VirtualEdge and PeopleAdmin. HireRight’s worldwide headquarters are located in Irvine, California with offices and affiliates around the globe. For more information, visit the company’s web site at www.hireright.com.

Contact:

Media Relations:

Strategies

Lindsay Thompson, 714-957-8880 ext. 128

Lindsay@strategiesadpr.com

Or

Investor Relations:

ICR

Garo Toomajanian, 949-428-5855

ir@hireright.com

HIRERIGHT, INC.

CONDENSED, CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
(in thousands, except share amounts)	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46,982	$17,819
Short-term investments	1,550	29,005
Accounts receivable, net of allowance for doubtful accounts of $109 and $153 at June 30, 2008 and December 31, 2007, respectively, and reserve for sales allowances of $147 and $139 at June 30, 2008 and December 31, 2007, respectively	12,043	10,002
Prepaid expenses and other current assets	2,239	1,216
Deferred tax asset—current	1,301	1,331
Total current assets	64,115	59,373

Property and equipment, net of accumulated depreciation and amortization of $6,407 and $5,597 at June 30, 2008 and December 31, 2007, respectively	2,188	2,003
Long-term investments	9,513	8,595
Other assets	523	486
Deferred tax asset—non-current	964	964
TOTAL	$77,303	$71,421

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,602	$3,428
Accrued liabilities	2,502	1,228
Accrued payroll and benefits	3,326	3,790
Total current liabilities	10,430	8,446

OTHER LIABILITIES	100	203

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value—100,000,000 shares authorized; 11,536,114 and 11,233,597 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	115	112
Additional paid-in capital	69,359	68,071
Other comprehensive gain—currency translation	14	11
Accumulated deficit	(2,715)	(5,422)
Net stockholders’ equity	66,773	62,772
TOTAL	$77,303	$71,421

HIRERIGHT, INC.

CONDENSED, CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2008	2007	2008	2007
REVENUE:
Service revenue	$18,013	$16,806	$33,775	$31,321
Reimbursed fee revenue	1,819	1,770	3,382	3,275

Total revenue	19,832	18,576	37,157	34,596

COST OF REVENUE:
Cost of service revenue	7,597	7,364	14,965	14,380
Reimbursed fees paid	1,819	1,770	3,382	3,275

Total cost of revenue	9,416	9,134	18,347	17,655

GROSS PROFIT	10,416	9,442	18,810	16,941

OPERATING EXPENSES:
Research and development	1,167	1,023	2,214	1,932
Sales and marketing	3,177	2,706	6,114	5,085
General and administrative	4,000	2,586	6,622	4,873

Total operating expenses	8,344	6,315	14,950	11,890

INCOME FROM OPERATIONS	2,072	3,127	3,860	5,051

OTHER INCOME (EXPENSE):
Interest income	343	120	926	212
Interest expense	—	2	—	1
Other income (expense)—net	(762)	(6)	(776)	(7)

Total other income (expense) —net	(419)	116	150	206

INCOME BEFORE INCOME TAXES	1,653	3,243	4,010	5,257

INCOME TAX PROVISION	449	1,343	1,303	2,180

NET INCOME	1,204	1,900	2,707	3,077
Preferred stock dividends	—	(544)	—	(1,087)
Income allocable to preferred stockholders	—	(1,028)	—	(1,509)

NET INCOME ALLOCABLE TO COMMON STOCKHOLDERS	$1,204	$328	$2,707	$481

EARNINGS PER SHARE:
Basic	$0.10	$0.17	$0.24	$0.24
Diluted	$0.10	$0.11	$0.22	$0.16

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES:
Basic	11,481	1,975	11,467	1,966
Diluted	12,190	3,086	12,169	3,053

HIRERIGHT, INC.

Non-GAAP Financial Measures

(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Table #1
Reconciliation of net income to adjusted net income

Net income	$1.2	$1.9	$2.7	$3.1
Certain significant items:
Merger related expenses	1.2	—	1.2	—
Impairment charge	0.8	—	0.8	—
Tax benefit	(0.7)	—	(0.7)	—
Adjusted net income	$2.5	$1.9	$4.0	$3.1

Table #2
Reconciliation of diluted earnings per share to adjusted diluted earnings per share

Diluted earnings per share	$0.10	$0.11	$0.22	$0.16
Merger related expenses and impairment charge	0.11	—	0.11	—

Adjusted diluted earnings per share	$0.21	$0.11	$0.33	$0.16

Shares used for computing adjusted diluted earnings per share	12.2	3.1	12.2	3.1

Table #3
Reconciliation of operating income to adjusted operating income

Operating income	$2.1	$3.1	$3.9	$5.1
Merger related expenses	$1.2	$—	$1.2	$—
Adjusted operating income	$3.3	$3.1	$5.1	$5.1